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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012

BFC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800 Fort Lauderdale, Florida		33301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

2100 West Cypress Creek Road, Fort Lauderdale, Florida

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, on November 14, 2012, BFC Financial Corporation (“BFC”), Woodbridge Holdings, LLC, a wholly owned subsidiary of BFC (“Woodbridge”), and BXG Florida Corporation, a wholly owned subsidiary of Woodbridge, entered into a definitive merger agreement with Bluegreen Corporation (“Bluegreen”) providing for the acquisition of Bluegreen in a cash merger pursuant to which Bluegreen’s shareholders (other than BFC, directly or indirectly through its subsidiaries, and shareholders of Bluegreen who duly exercise appraisal rights in accordance with Massachusetts law) will receive consideration of $10.00 in cash for each share of Bluegreen’s common stock that they hold at the effective time of the merger. BFC, through Woodbridge, currently holds approximately 54% of Bluegreen’s outstanding common stock. Consummation of the merger is subject to, among other things, Woodbridge obtaining the financing necessary to consummate the merger. The aggregate merger consideration is expected to be approximately $150 million.

BFC and BBX Capital Corporation (“BBX Capital”) have entered into a letter agreement relating to a proposed investment by BBX Capital of $71.75 million in Woodbridge. It is contemplated that the proposed investment, which is subject to the execution of definitive agreements by BBX Capital and BFC, would be made by BBX Capital at the effective time of the merger in exchange for a 46% equity interest in Woodbridge. BFC would continue to hold the remaining 54% of Woodbridge’s equity interests. It is anticipated that BBX Capital’s investment in Woodbridge will consist of approximately $60 million in cash and a promissory note in Woodbridge’s favor in the principal amount of approximately $11.75 million. The cash proceeds from the investment are expected to be utilized to pay a portion of the aggregate merger consideration. It is also contemplated that, in connection with the investment, Woodbridge’s Operating Agreement will be amended to set forth BFC’s and BBX Capital’s respective rights as members of Woodbridge following the investment and provide, among other things, for unanimity on certain specified “major decisions.” In addition, the documents governing the investment are expected to include affirmative covenants regarding the distribution of cash dividends at the Bluegreen and Woodbridge levels, which, with respect to Woodbridge, would be made to BFC and BBX Capital pro rata based on their respective membership interests.

The letter agreement has a term of 60 days (unless earlier terminated upon the mutual agreement of BFC and BBX Capital or upon the termination of the merger agreement). BFC and BBX Capital have agreed in the letter agreement to cooperate in good faith to prepare the definitive agreements governing the terms of the investment as promptly as practicable during such period. In addition, BFC has agreed to refrain from, directly or indirectly, soliciting, discussing or negotiating any proposal, offer, agreement or arrangement with any party other than BBX Capital relating to the acquisition of an equity interest in Woodbridge during the term of the letter agreement.

Woodbridge expects to utilize debt financing and the assets of Bluegreen to fund the balance of the merger consideration not financed through BBX Capital’s proposed investment. There is no assurance that BFC and BBX Capital will enter into definitive agreements with respect to BBX Capital’s proposed investment in Woodbridge on the contemplated terms, including in the contemplated time frame, or at all, or that Woodbridge will obtain the financing necessary to consummate the merger even if such definitive agreements are reached.

BFC currently owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing in the aggregate approximately 75% of the total voting power of such stock. Alan B. Levan, BFC’s Chairman, Chief Executive Officer and President, and John E. Abdo, BFC’s Vice Chairman, serve as Chairman and Chief Executive Officer of BBX Capital and Vice Chairman of BBX Capital, respectively. Jarett S. Levan, the son of Mr. Alan Levan, serves as a director and Executive Vice President of BFC and as a director and President of BBX Capital. In addition, John K. Grelle serves as Executive Vice President and Chief Financial Officer of both BFC and BBX Capital, and Seth M. Wise serves as a director and Executive Vice President of BFC and as Executive Vice President of BBX Capital. The letter agreement was approved by BFC’s Board of Directors and, after receipt of a recommendation of a special committee of independent directors, BBX Capital’s Board of Directors.

The foregoing description of the letter agreement is a summary only and is qualified in its entirety by reference to the full text of the letter agreement, a copy of which is attached hereto as Exhibit 99.1. The joint press release issued by BFC and BBX Capital relating to the proposed investment is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1            Letter Agreement between BFC Financial Corporation and BBX Capital Corporation

Exhibit 99.2            Joint Press Release, dated November 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION

Date: December 4, 2012	By:	/s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer